Digitalization Development Agreement

THIS Digitalization Development for Duesenberg Heritage EV - Boat Tail Agreement (“Agreement”) is made and effective from 16th Day of April, 2021 by and between HAMPSHIRE AUTOMOTIVE SDN BHD, a Company Incorporated under Malaysia Laws (“Contractor”) and DUESENBERG TECHNOLOGIES MALAYSIA SDN BHD a Company Incorporated under Malaysia Laws (“Client”).

WHEREAS, Client desires to have the Duesenberg Heritage EV Boat Tail to be digitalised by Contractor; and

WHEREAS, Contractor represents that it has the expertise to digitalised Duesenberg Heritage EV Boat Tail via CAD and others digital equipment’s; and

WHEREAS, Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement to provide the stated stages and to receive the periodically stated payments hereinafter set forth;

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.The Client hereby agrees to engage the Contractor to provide the Client with the following services (the “Services”):

oCAD designs, chassis engineering, bodywork engineering, sketches, existing plans with modifications indicated, pictures, dimensions, and any other helpful guidelines for the Duesenberg Heritage EV Boat Tail ocreating, analyzing, modifying, optimizing and drafting product data, so as to achieve its design goal efficiently and effectively

oCAD layouts of Design and digitalization development timeline of Duesenberg Heritage EV - Boat Tail (please refer to page 10 of 11 and Page 11 of 11: APPENDIX 1)

2.Any other tasks which are not stated in this Agreement (Digitalization Development of the Duesenberg Heritage EV Boat Tail in APPENDIX 1) the Parties will have to mutually agree on, and will lead to an extension of this agreement.

THE DRAWINGS' SPECIFICATIONS

The Client will supply the following:

3.Input in the form of sketches, existing plans with modifications indicated, pictures, dimensions, and any other helpful guidelines.

4.A completed checklist (provided by the Contractor and completed by the Client) detailing information necessary for the preparation of the Drawings.

5.A review and revision of the first draft of the Drawings.

The Contractor will provide the following services:

6.Sets of plans, each containing (if applicable) the car design structure plans, cross sections and preliminary layout structural. Detailed electrical plans and production drawings are not prepared as part of this service, but will be prepared in the event that the Client request for such a service. Types of materials usage, automotive parts (such as electrical motor/powertrain. Etc), electrical, and HVAC layouts are not provided as part of this service. Client is to provide such details for Contractor’s input and integration into the digitalization.

7.The Contractor will create a first draft set of Drawings (“First Draft”). After the Client reviews and revises the First Draft, the Contractor will incorporate the revisions into the “Second Draft”. Any revisions beyond the Second Draft are subject to additional charges as outlined in Clause 16.

8.The version of the CAD documentations provided to Client may not represent the final design and the Client have the sole responsibility to compare the CAD documentations provided with the documents and inputs provided by Client, if there are such, for accuracy.  In the event of a conflict between our CAD files/documents, if there are such, and the CAD documentations and inputs provided by Client drawings shall govern. It is the Client’s responsibility to determine if any conflicts exist. Client shall notify the Contractor of any errors or omissions in the CAD documentations that the Client discover so that the Contractor will have a reasonable amount of time within which to correct, in the Client’s sole and absolute discretion, any such errors or omissions.

The fee charged in Clause 16 is based on the assumption that structural and subsections digital design is per the Contractor’s standard design criteria.

TERM OF AGREEMENT

9.The term of this Agreement (the 'Term”) will begin on the date of this Agreement and will remain in full force and effect until December 31,2021, subject to earlier termination as provided in this Agreement. The Term may be extended with the written consent of the Parties.

10.In the event that either Party wishes to terminate this Agreement prior to December 31, 2021, that Party will be required to provide 30 days' written notice to the other Party.

PERFORMANCE

11.The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

CURRENCY

12.Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in Malaysian Ringgit (MYR/RM).

COMPENSATION

13.The Contractor will charge the Client for the Services a total of $3,200,000.00 (the “Compensation”).

14.Invoices submitted by the Contractor to the Client are due within 5 working days of receipt.

15.The Client will be invoiced based on six (6) stages on service deliveries (Project timeline see: APPENDIX 2 Timeline Process):

Stage 1: Bodywork Digitalization
(20% of total)	$640,000.00
Stage 2: EV Platform Engineering Digitalization
(10% of total)	$320,000.00
Stage 3: Vehicle Technology Development
(25% of total)	$800,000.00
Stage 4: Propulsion System and Electrical Architecture
(20% of total)	$640,000.00
Stage 5: Vehicle Attribute Engineering & Optimization
(20% of total)	$640,000.00
Stage 6: Balance - 30 days after Handover
(5% of total)	$160,000.00
Total	$3,200,000.00

16.The fee for the Digitalization Development for Duesenberg Heritage EV - Boat Tail is MYR$3,200,000.00.  Any revisions beyond the Second Draft will be billed at MYR$250.00 per hour.

BANK ACCOUNT INFORMATION

17.All payments hereof shall be made in MYR/RM (Malaysian Ringgit) and paid by bank transfer to the bank account indicated by the Contractor as follows:

Account Holder:	Hampshire Automotive Sdn Bhd
Bank Name:	UOB Berhad
Bank Account No:	17230 45792

REIMBURSEMENT  OF EXPENSES

18.The Contractor will be reimbursed within 30 days after reasonable and necessary expenses incurred by the Contractor in connection with providing the Services.

19.All expenses must be pre-approved by the Client. All expenses will be justified with receipts.

INTEREST ON LATE PAYMENTS

20.Interest payable on any overdue amounts under this Agreement is charged at a rate of 4.00% per annum or at the maximum rate enforceable under applicable legislation, whichever is lower.

CONFIDENTIALITY

21.Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

22.The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will end on the termination of this Agreement except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.

23.All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

OWNERSHIP OF INTELLECTUAL PROPERTY

24.All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, is a “work made for hire” and will be the sole property of the Client once all agreed payments are received by The Contractor. The use of the Intellectual Property by the Client will not be restricted in any manner once all agreed payments are received.

RETURN OF PROPERTY

25.Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

26.Within ten (10)days after the termination or expiration of this Agreement, each party shall return to the other all Proprietary or Confidential Information of the other party (and any copies thereof) in the party's possession or, with the approval of the party, destroy all such Proprietary or Confidential Information. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process

RIGHT OF SUBSTITUTION

27.Except as otherwise provided in this Agreement, the Contractor may, at the Contractor's absolute discretion, engage a third party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services.

28.In the event that the Contractor hires a sub-contractor:

a.the Contractor will pay the sub-contractor for its services and the Compensation will remain payable by the Client to the Contractor.

b.for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Contractor.

AUTONOMY

29.Except as otherwise provided in this Agreement. the Contractor will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement.

30.The Contractor will work autonomously and not at the direction of the Client. However, the Contractor will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

31.Except as otherwise provided in this Agreement. the Contractor will provide at the Contractor's own expense, any and all tools, machinery, equipment, raw materials, supplies, workwear and any other items or parts necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

32.The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICES

33.Any written notice or demand required by this Agreement shall be sent by registered or certified mail (return receipt requested), personal delivery, overnight commercial carrier, or other guaranteed delivery to the other party at the address set forth herein. The notice shall be effective (a) as of the date of delivery if the notice is sent by personal delivery, overnight commercial courier or other guaranteed delivery, and (b) as of five (5) days after the date of posting if the notice is transmitted by registered or certified mail.

TERM

34.This Agreement shall be effective as of the Effective Date and shall continue in effect until complete payment of the Digitalization Development Price or until earlier terminated as provided in this Agreement or until the contracted services as outlined in Clause 15 have been completed.

TERMINATION FOR CAUSE

35.This Agreement may be terminated by either party upon written notice to the other, if the other party breaches any material obligation provided hereunder and the breaching party fails to cure such breach within thirty (30) days of receipt of the notice.

EFFECT OF TERMINATION

36.Client shall pay Contractor for all services rendered and work performed up to the effective date of termination for any reason subject to Client's rights to only pay fair value if Client terminates for cause. Contractor shall provide Client with an invoice for the foregoing fees within thirty (30) days of the effective date of the termination. Client shall pay the invoice within fourteen (14) days of receipt.

LIMITED WARRANTIES:

37.SERVICES PROVIDED Contractor warrants that for a period of thirty (30) days from receiving of the Services Rendered, the Services will provided in accordance with all the material terms of the Services Specifications. All warranty claims not made in writing within such period shall be deemed waived. As the sole and exclusive remedy of Client for breach of the foregoing warranty, Contractor shall, at its option, either correct the nonconformity or refund to Client the amount attributable to the number of actual hours Contractor spent developing the defective portion of the Services Rendered. Contractor shall not be liable for failures caused by third party hardware or software (including Client's own systems), misuse of the Services provided, or the negligence or wilful misconduct of Client.

PERFORMANCE OF PROFESSIONAL SERVICES

38.Contractor warrants that the professional services will be performed in a workmanlike and professional manner by appropriately qualified personnel. Notwithstanding the above, Client's exclusive remedies for all damages, losses, and causes of actions whether in contract, tort including negligence or otherwise, shall not exceed the aggregate amount which Client paid during the term of this Agreement.

FORCE MAJEURE

39.Except with regard to payment obligations, either party shall be excused from delays in performing or from failing to perform its obligations under this Agreement to the extent the delays or failures result from causes beyond the reasonable control of the party, including, but not limited to: default of subcontractors or suppliers; failures or default of third party software, vendors, or products; acts of God or of the public enemy; or foreign governmental actions; strikes; communications, network/internet connection, or utility interruption or failure; fire; flood; epidemic; and freight embargoes.

INDEPENDENT CONTRACTOR STATUS

40.The relationship of Contractor to Client will be that of an independent Contractor, and neither Contractor nor any employee of Contractor will be deemed to be an agent or employee of Client. It is expressly understood that this undertaking is not a joint venture.

THIRD PARTY DISCLAIMER

41.Contractor makes no warranty of any kind, whether express or implied with regard to any third party products, third party content or any software, equipment or hardware obtained from any third parties.

THIRD PARTY SOFTWARE

42.Additionally, in the event Client elects to install or seek assistance from Contractor in connection with the installation of any third-party software, the following terms shall apply. Client represents and warrants that Client has the right to use and install the third-party software, and have paid the applicable licensing fees for the third party software, and the third-party software does not and shall not infringe on the intellectual property rights of any other person or entity. Client agrees to defend, indemnify and hold harmless Contractor and its employees, officers and directors for, from and against any and all claims brought against Contractor and its employees, officers and directors by a third-party alleging the software infringes: (i) the third-party’s rights; or (ii) a U.S. patent, trademark, copyright or other intellectual property right. Client agree that in such an event Client shall pay all resulting costs, damages, expenses and reasonable attorneys’ fees that a court awards and settlements incurred by Contractor in connection with any such claims.

LAW AFFECTING ELECTRONIC COMMERCE

43.The client agrees that the client is solely responsible for complying with such laws, taxes, and tariffs, and will hold harmless, protect, and defend Contractor and its sub-Contractors from any claim, suit, penalty, tax, or tariff arising from the client’s use of Internet electronic commerce. Contractor warrants that it will secure, as needed on e-commerce sites, a valid SSL certificate on any site which will transmit, receive, process or have access to sensitive data of any sort.

DISPUTES

44.Client and CONTRACTOR agree to make a good-faith effort to resolve any disagreement arising out of, or in connection with, this Agreement through negotiation. Should the parties fail to resolve any such disagreement within ten (10) days, any controversy or claim arising out of or relating to this Agreement, including, without limitation, the interpretation or breach thereof, shall be submitted by either party to arbitration in Jefferson County, Alabama and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by one arbitrator, who shall be (a) selected in the sole discretion of the American Arbitration Association administrator and (b) a licensed attorney with at least ten (10) years experience in the practice of law and at least five (5) years experience in the negotiation of technology contracts or litigation of technology disputes. The arbitrator shall have the power to enter any award that could be entered by a judge of the state courts of Alabama sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of Alabama or any other applicable law. The arbitrator must issue his or her resolution of any dispute within thirty (30) days of the date the dispute is submitted for arbitration. The written decision of the arbitrator shall be final and binding and enforceable in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, this Section shall not preclude either party from seeking temporary, provisional, or injunctive relief from any court.

TRADEMARKS

45.The Client unconditionally warrants and guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to Contractor, and/or its assigns for inclusion in the Services are owned by the Client, or that the Client has permission from the rightful owner to use each of these elements, and will hold harmless, protect, indemnify and defend Contractor, its assigns and its subcontractors’ from any liability (including attorney's fees and court costs), including any claim or suit, threatened or actual, arising from the use of such elements furnished by the Client.

SEVERABILITY

46.In the event that a court finds any provision of this Agreement invalid and/or unenforceable, the parties agree that the remaining provisions shall remain valid and in force.

WAIVER

47.Neither party shall be deemed by mere lapse of time (without giving notice or taking other action hereunder) to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

ASSIGNMENT

48.Neither party may not assign this Agreement or any of its rights or obligations or the license hereunder, without the prior written consent of the other.

REMEDIES NOT EXCLUSIVE

49.The remedies available to the parties under this Agreement are cumulative and not exclusive to each other, and any such remedy will not be deemed or construed to affect any right which either of the parties is entitled to seek at law, in equity or by statute.

CHOICE OF LAW AND JUSRISDICTION

50.This Agreement will be governed and interpreted by the laws of Malaysia, without regard to its conflicts of law provisions. The parties hereby irrevocably and unconditionally agree to the non-exclusive jurisdiction of the courts of the jurisdiction in Malaysia, and all courts competent to hear appeals there from.

ENTIRE AGREEMENT

51.This Agreement and all exhibits, schedules, and Change Order(s) set forth the entire agreement between the parties with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement, except as referenced herein. This Agreement may be amended only by a written agreement signed by both parties.

IN WITNESS WHEREOF, Contractor and Client have executed this Agreement effective as of the date and year first written above.

On behalf of	On behalf of
DUESENBERG TECHNOLOGIES MALAYSIA SDN BHD	HAMPSHIRE AUTOMOTIVE SDN BHD

/s/ Charles Liong	/s/ Tony Tan

Name: Charles Liong	Name: Tony Tan
Executive Director	Director

APPENDIX 1

PROCESS AND TIMELINE

APPENDIX 1

PROCESS AND TIMELINE